EXHIBIT 99.1

                          AMAC AND THE BANK OF NEW YORK
                      EXECUTE A $3 MILLION CREDIT FACILITY

OCEANSIDE,  N.Y.--May 22,  2002--American  Medical Alert Corp.  (Nasdaq:  AMAC -
News) announced today that it has entered into a $3 million credit facility with The Bank of New York, which includes a $1.5 million term loan and a revolving credit facility that permits maximum borrowing of up to $1.5 million (subject to a borrowing base). AMAC intends to use the funds to retire existing indebtedness, consolidate the Company's facilities, fund capital expenditures and for other general operating purposes.

"We are pleased with the confidence in us expressed by The Bank of New York, an institution known for its expertise in growing, middle market companies, as evidenced by this commitment" said Howard Siegel president and CEO.

AMAC is a provider of medical response and 24-hour on-call-monitoring services to assist the healthcare community in providing at-risk patients with instant access to assistance from trained professionals. AMAC is vertically integrated with involvement in all phases of service delivery, including product design and development, manufacturing and testing, field service and 24-hour monitoring.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans and product liability risks.

Contact:
        American Medical Alert
        Randi Baldwin, 516/536-5850
          or
        Cameron Associates Lester
        Rosenkrantz, 212/245-8800